                                                                    Exhibit 10.1

                            UNIT PURCHASE AGREEMENT

                                     among

                          ONYX SOFTWARE CORPORATION,

                                REVENUELAB, LLC

                                      and

                        THE MEMBERS OF REVENUELAB, LLC



                          Dated as of January 5, 2001

                               TABLE OF CONTENTS

                                                                                                   Page
ARTICLE I        - PURCHASE AND SALE OF UNITS...................................................   1

     1.1       Purchase and Sale of Units.......................................................   1

     1.2       Closing..........................................................................   1

     1.3       Consideration for Units..........................................................   1

     1.4       Method of Deferred Payment.......................................................   3

     1.5       Option Grants....................................................................   3

ARTICLE II       - REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE FOUNDERS...............   4

     2.1       Organization; Power and Authority................................................   4

     2.2       Enforceability...................................................................   4

     2.3       Capitalization...................................................................   5

     2.4       Subsidiaries and Affiliates......................................................   5

     2.5       No Approvals; No Conflicts.......................................................   6

     2.6       Financial Statements.............................................................   6

     2.7       Absence of Certain Changes or Events.............................................   6

     2.8       Taxes............................................................................   8

     2.9       Property.........................................................................   8

     2.10      Contracts........................................................................   9

               2.10.1   Material Contracts......................................................   9

               2.10.2   Required Consents.......................................................  10

     2.11      Corporate Books and Records......................................................  10

     2.12      Claims and Legal Proceedings.....................................................  10

     2.13      Labor and Employment Matters.....................................................  10

     2.14      Employee Benefit Plans...........................................................  11

     2.15      Intellectual Property............................................................  12

     2.16      Licenses, Permits, Authorizations, Etc...........................................  12

     2.17      Compliance With Laws.............................................................  12

     2.18      Insurance........................................................................  13

     2.19      Brokers or Finders...............................................................  13

     2.20      Bank Accounts....................................................................  13

     2.21      Insider Interests................................................................  13

     2.22      Full Disclosure..................................................................  14

                               TABLE OF CONTENTS
                                  (continued)

     2.23      Domain Name Transfer............................................................   14

     2.24      Warrant Held by the Company.....................................................   14

ARTICLE IIA      - REPRESENTATIONS AND WARRANTIES OF THE MEMBERS...............................   14

               2A.1   Good Title...............................................................   14

               2A.2   Authority................................................................   15

               2A.3   Enforceability...........................................................   15

               2A.4   No Approvals or Notices Required; No Conflicts...........................   15

               2A.5   Claims Against the Company...............................................   16

               2A.6   Sophistication; Accreditation............................................   16

               2A.7   Information..............................................................   16

               2A.8   No Registration..........................................................   16

               2A.9   Brokers or Agents........................................................   17

               2A.10  Investment for Own Account...............................................   17

               2A.11  Residency................................................................   17

               2A.12  Legends..................................................................   17

               2A.13  Tax Matters..............................................................   18

Article III      - REPRESENTATIONS AND WARRANTIES OF ONYX......................................   18

     3.1       Organization....................................................................   18

     3.2       Enforceability..................................................................   18

     3.3       Securities......................................................................   19

     3.4       No Approvals or Notices Required; No Conflicts With Instruments.................   19

     3.5       SEC Documents; SEC Reporting....................................................   19

     3.6       Absence of Certain Changes......................................................   19

     3.7       Full Disclosure.................................................................   19

Article IV       - DELIVERIES..................................................................   20

     4.1       Deliveries of the Company and the Members.......................................   20

     4.2       Deliveries by Onyx..............................................................   21

Article V        - POST-CLOSING COVENANTS......................................................   22

     5.1       Delivery of Certificates........................................................   22

     5.2       Further Action; Commercially Reasonable Efforts.................................   22

     5.3       Tax Treatment...................................................................   22

                               TABLE OF CONTENTS
                                  (continued)

     5.4       Publicity.......................................................................   23

     5.5       Noncompetition Agreement........................................................   23

     5.6       Lock-Up Agreement...............................................................   23

     5.7       Assumption of Certain Obligations...............................................   24

Article VI       - SURVIVAL AND INDEMNIFICATION................................................   24

     6.1       Survival........................................................................   24

     6.2       Indemnification by the Members..................................................   24

     6.3       Threshold and Limitations.......................................................   25

     6.4       Procedure for Indemnification...................................................   26

Article VII      - GENERAL.....................................................................   27

     7.1       Expenses........................................................................   27

     7.2       Notices.........................................................................   28

     7.3       Severability....................................................................   29

     7.4       Entire Agreement................................................................   29

     7.5       Specific Performance............................................................   29

     7.6       Assignment......................................................................   29

     7.7       Parties in Interest.............................................................   30

     7.8       Governing Law; Venue............................................................   30

     7.9       Headings........................................................................   30

     7.10      Counterparts....................................................................   30

     7.11      Waiver of Jury Trial............................................................   30

EXHIBITS
--------

1.5(a)   Form of Termination of Option Offer
2        Company Disclosure Memorandum
2A       Members Disclosure Memorandum
2A.6.    Investor Questionnaire
3        Onyx Disclosure Memorandum
4.1(e)   Registration Rights Agreement
4.1(f)   Form of FIRPTA Affidavit
4.1(i) Form of Onyx Software Corporation Employee Confidentiality and Invention Agreement

                            UNIT PURCHASE AGREEMENT

     This Unit Purchase Agreement (this "Agreement") is made and entered into as
                                         ---------
of January 5, 2001, by and among Onyx Software Corporation, a Washington corporation ("Onyx"), RevenueLab, LLC, a Delaware limited liability company (the "Company"), Odyssey Strategic Partners, LLC, a Delaware limited liability
 -------
company (the "Class A Member"), Kevin J. Corcoran, Brad McCoy, Debra S. Rizzo,
              --------------
Kevin Hoffberg, Robert Cronin and LaVon Koerner (the "Founders" or the "Class B
                                                      --------          -------
Members"). The Class A Member and the Class B Members are collectively referred
-------
to herein as the "Members."
                  -------

                                   RECITALS

     A. The Members own 100% of the issued and outstanding membership units of the Company (the "Units") and desire and intend to sell the Units to Onyx at the
                  -----
price and subject to the terms and conditions set forth below.

     B. Onyx desires and intends to purchase the Units from the Members at the price and on the terms and subject to the conditions set forth below.

                                   AGREEMENT

     In consideration of the terms hereof, the parties hereto agree as follows:

                    ARTICLE I - PURCHASE AND SALE OF UNITS

1.1  Purchase and Sale of Units

     On the terms and subject to the conditions of this Agreement, Onyx agrees to purchase the Units from the Members, and the Members agree to sell the Units to Onyx.

1.2  Closing

     Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall take place on the date
                                       -------
hereof or as promptly as practicable hereafter at the offices of Orrick, Herrington & Sutcliffe LLP, 701 Fifth Avenue, Suite 6500, Seattle, Washington, or such date, time and place as Onyx and the Company shall agree (the "Closing
                                                                       -------
Date").  At the Closing, each of Onyx, the Company and the Members shall take
----
all such action and deliver all such funds, documents, instruments, certificates and other items as may be required, under this Agreement or otherwise, in order to perform or fulfill all covenants, conditions and agreements on its part to be performed or fulfilled at or before the Closing Date.

1.3  Consideration for Units

          (a) The total consideration to be paid to the Class A Member for the Class A Units and the cancellation of all warrants to purchase Class A Units shall be $3.0 million, payable as set forth in this Section 1.3(a). Each issued and outstanding Class A Unit of the Company (collectively, the "Class A Units") shall be exchanged for
                                        -------------
the right to receive, at the times and in the form described below:

               (i) as soon as practicable after the Closing Date, that number of shares of Onyx common stock, par value $0.01 per share (the "Onyx Common
                                                                -----------
Stock"), determined by dividing (y) $2.0 million divided by the average of the
-----
last reported sales prices of Onyx Common Stock on the Nasdaq National Market for each of the 30 trading days immediately preceding the Closing Date (the "Base Price"), by (z) the total number of Class A Units issued and outstanding
 ----------
immediately prior to the Closing (the "Outstanding Class A Number"); and
                                       --------------------------

               (ii) at a future date within the Option Period (as defined below) to be determined by Onyx, that amount of consideration, payable in cash or shares of Onyx Common Stock at Onyx's election, as provided in Section 1.4, determined by dividing $1.0 million by the Outstanding Class A Number (the "Deferred Payment"). The shares of Onyx Common Stock issued in the Deferred
 ----------------
Payment, if any, shall be referred to herein as the "Additional Shares." In the
                                                     -----------------
event that Onyx elects to make the Deferred Payment in Additional Shares, the total number of Additional Shares shall be determined by dividing $1.0 million by the closing price of Onyx Common Stock on the date of the Exercise Notice (as defined in Section 1.4) as reported by the Nasdaq National Market.

          (b) Each issued and outstanding Class B Unit of the Company (the "Class B Units" and, together with the Class A Units, the "Company Units") shall
 -------------                                             -------------
be exchanged for:

               (i) that amount of cash determined by dividing $117,000 (less the amount by which the Company Expenses exceed $75,000, as provided in Section
7.1 hereof) by the total number of Class B Units issued and outstanding immediately prior to the Closing; and

               (ii) that number of shares of Onyx Common Stock determined by dividing (y) $117,000 divided by the Base Price by (z) the total number of Class B Units issued and outstanding immediately prior to the Closing.

          (c) The shares of Onyx Common Stock issued to the Class A Member, together with the cash (if any) paid to the Class A Member, pursuant to Section 1.3(a) shall be referred to herein as the "Class A Consideration." The cash
                                           ---------------------
issued to the Class B Members pursuant to Section 1.3(b)(i) shall be referred to herein as the "Closing Cash" and the shares of Onyx Common Stock issued to the
               ------------
Class B Members pursuant to Section 1.3(b)(ii) shall be referred to herein as the "Class B Consideration." The aggregate of the Class A Consideration and the
     ---------------------
Class B Consideration shall be referred to herein as the "Purchase Price."
                                                          --------------

          (d) The number of shares of Onyx Common Stock to be issued to each Member under this Section 1.3 shall be calculated by aggregating all Company Units held by such Member, so that such number of shares of Onyx Common Stock to be issued shall be equal to the number of Company Units held by such Member multiplied by the applicable exchange ratio, with fractional shares rounded up to the nearest whole number of shares.

1.4  Method of Deferred Payment

     At any time between March 3, 2001 and April 10, 2001 (the "Option Period"),
                                                                -------------
Onyx shall deliver a notice (the "Exercise Notice") to the Class A Member at the
                                  ---------------
address listed in Section 7.2 of its intention to pay the Deferred Payment on such date. The Exercise Notice shall state (a) the date of exercise of Onyx's election to make the Deferred Payment; (b) whether the Deferred Payment is to be made in cash or in Additional Shares; and (c) in the event the Deferred Payment is to be made in Additional Shares, the number of Additional Shares. In the event the Deferred Payment is to be made in cash, Onyx shall deliver the Deferred Payment concurrent with the Exercise Notice by check or wire transfer of immediately available funds. In the event that the Deferred Payment is to be made in Additional Shares, Onyx shall deliver with the Exercise Notice an executed irrevocable instruction letter to Onyx's transfer agent to issue the Additional Shares. Onyx shall use commercially reasonable efforts to cause a certificate or certificates representing the Additional Shares to be issued within five business days after delivery of the Exercise Notice. The Deferred Payment shall be deemed to have occurred, and Onyx shall be deemed to have fulfilled its obligation to the Class A Member under Section 1.3(a)(ii), upon delivery of a properly executed Notice of Exercise containing all of the elements required by this Section 1.4, and no interest or liability shall accrue on the Additional Shares or any portion thereof during the period between proper delivery of a Notice of Exercise and delivery of a certificate or certificates representing the Additional Shares if Onyx's transfer agent has issued such certificate or certificates within five business days after delivery of the instruction letter.

1.5  Option Grants

          (a)  For purposes of this Agreement, "Company Option Plan" means the
                                                -------------------
Company's proposed Member Interest Option Plan and "Option Offer" means an offer
                                                    ------------
to grant an option to purchase Class C Units of the Company (the "Class C
                                                                  -------
Units"), whether under the Company Option Plan or otherwise.  Each employee of
-----
the Company (including each Founder) who has received an Option Offer shall execute and deliver to the Company prior to the Closing Date a Termination of Option Offer in the form of Exhibit 1.5(a) hereto. In consideration for such
                            --------------
employee's agreement to terminate his or her Option Offer, Onyx shall grant nonqualified stock options to such employee on the terms provided in subsection
(b) below.

          (b) At Closing, Onyx will grant nonqualified stock options under its 1998 Stock Incentive Compensation Plan, its 2001 Nonofficer Employee Stock Compensation Plan or such other plan having substantially similar terms (or, where appropriate, as a non-plan grant) as Onyx shall determine in its sole discretion, to each employee of the Company, other than any Founder, who has executed a Termination of Option Offer and has been offered and has accepted employment with Onyx, a nonqualified stock option (a "Replacement Option") to
                                                      ------------------
acquire that number of shares of Onyx Common Stock equal to the product of the Option Exchange Ratio (as defined below) and the number of Class C Units subject to such employee's Option Offer (with fractional shares rounded to the nearest whole number of shares, with .5 being rounded up), at an exercise price per share equal to the fair market value of Onyx Common Stock (as determined in accordance with the formula set forth in the applicable option plan) on the date of grant. The Replacement Options shall be granted pursuant to Onyx's standard form of stock option letter agreement, and shall vest over the course of four years, with 25% vesting on the first anniversary of the date of grant and 1/48 vesting each month thereafter and with vesting beginning upon the date of grant, which shall be the Closing Date. The "Option
                                                                        ------
Exchange Ratio" shall be determined by dividing (y) 54,644 by (z) the aggregate
--------------
number of Class C Units subject to Option Offers as of the Closing Date (other than Option Offers held by any of the Founders).

  ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE FOUNDERS

     Except as is otherwise set forth with appropriate section references in the Company Disclosure Memorandum attached as Exhibit 2 (the "Company Disclosure
                                          ---------       ------------------
Memorandum"), each of which exceptions shall specifically identify or cross-
----------
reference the provision of this Article II to which such exception relates, and which shall constitute in its entirety a representation and warranty under this
Article II, and in order to induce Onyx to enter into and perform this Agreement and the other agreements, certificates and instruments that are required to be executed and delivered in connection with this Agreement (the "Operative
                                                               ---------
Documents"), the Company and the Founders represent and warrant to Onyx as of
---------
the date of this Agreement and, if different, as of the Closing Date as follows in this Article II.

2.1  Organization; Power and Authority

     The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. The Company has all requisite limited liability company power and authority to own, operate and lease its properties and assets, to carry on its business as now conducted, to enter into and perform its obligations under this Agreement and each of the Operative Documents to which the Company is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The Company is duly qualified and licensed as a foreign business entity to do business and is in good standing in each jurisdiction in which the character of the Company's properties occupied, owned or held under lease or the nature of the business conducted by the Company makes such qualification or licensing necessary, except where the failure to be so qualified and licensed or in good standing would not have a material adverse effect on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or other) or prospects of the Company (a "Company Material Adverse Effect").
            -------------------------------

2.2  Enforceability

     All limited liability company action on the part of the Company and its officers, managers and members necessary for the authorization, execution, delivery and performance by the Company of this Agreement and each of the Operative Documents to which the Company is a party, the consummation by the Company of the transactions contemplated hereby and thereby, and the performance by the Company of all of the Company's obligations hereunder and thereunder has been taken. This Agreement and each of the Operative Documents to which the Company is a party has been duly executed and delivered by the Company, and this Agreement and each of the Operative Documents to which the Company is a party is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.3  Capitalization

          (a) The authorized membership units of the Company consist of 15,000,000 units, of which 3,750,000 are designated as Class A Units, 5,400,000 are designated as Class B Units and 5,850,000 are designated as Class C Units.

          (b) As of the date of this Agreement, the issued and outstanding membership units of the Company consist solely of 1,875,000 Class A Units, 5,400,000 Class B Units and no Class C Units, which are and as of the Closing will be held of record and beneficially by the Members as set forth on Schedule 2.3(b) to the Company Disclosure Memorandum. Such outstanding Company Units are, and immediately prior to the Closing will be, duly authorized and validly issued, fully paid and nonassessable, and issued in compliance with all applicable federal and state securities laws. No Person (as defined in Section 2.5) other than the Members holds any interest in any of the outstanding Company Units. True and correct copies of the membership unit records of the Company, showing all issuances and transfers of membership units of the Company since inception, have been provided to Onyx or its counsel. Schedule 2.3(b) sets forth all Option Offers outstanding as of the date hereof, and the number of Class C Units that the holder of each such Option Offer would have been entitled to purchase pursuant to such Option Offer. The Option Offers listed on Schedule 2.3(b) constitute all options, warrants or other stock purchase rights that have been offered in connection with any offer of employment or employee or consulting agreement.

          (c) As of the date of this Agreement, there are no outstanding rights of first refusal or offer, preemptive rights, options, warrants, conversion rights, stock purchase rights or other agreements, either directly or indirectly, for the purchase or acquisition from the Company or any Member of any Company Units or any securities convertible into or exchangeable for Company Units.

          (d) The Company is not a party or subject to any agreement or understanding and, to the knowledge of the Company or any Founder, there is no agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting by any director of the Company. No Member or any affiliate thereof is indebted to the Company, and the Company is not indebted to any Member or any affiliate thereof. The Company is not under any contractual or other obligation to register any of its presently outstanding securities or any of its securities that may hereafter be issued.

2.4  Subsidiaries and Affiliates

     The Company does not own or control, and has not in the past owned or controlled, directly or indirectly, any corporation, partnership, limited liability company or other business entity. The Company does not own, directly or indirectly, any ownership, equity or voting interest in any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

2.5  No Approvals; No Conflicts

     The execution, delivery and performance by the Company of this Agreement and the Operative Documents, the consummation of the transactions contemplated hereby and thereby, and the performance by the Company of its obligations hereunder and thereunder, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to the Company, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person, corporation, partnership, joint venture, association, organization, other entity or governmental or regulatory authority (a "Person"), except for compliance with
                                            ------
applicable securities laws, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Company is a party or by which it is bound or to which any assets of the Company are subject, (d) result in the creation of any Encumbrance (as defined in Section 2.9) upon any material assets of the Company or, to the knowledge of the Company or any Founder, upon any outstanding membership units or other securities of the Company, (e) conflict with or result in a breach of or constitute a default under any provision of the Certificate of Formation or Operating Agreement of the Company, or (f) invalidate or adversely affect any permit, license or authorization currently material to the conduct of the business of the Company.

2.6  Financial Statements

     The Company has delivered to Onyx an unaudited balance sheet, statement of income and expense and statement of stockholders' equity of the Company as of and for the period from inception to November 30, 2000. All the foregoing financial statements are herein referred to as the "Company Financial
                                                    -----------------
Statements."  The balance sheet of the Company as of November 30, 2000 is herein
----------
referred to as the "Company Balance Sheet."  The Company Financial Statements
                    ---------------------
have been prepared in conformity with generally accepted accounting principles in the United States ("GAAP") on a basis consistent with prior accounting
                       ----
periods and fairly present the financial position, results of operations and changes in financial position of the Company as of the dates and for the periods indicated. The Company has no liabilities or obligations of any nature (absolute, contingent or otherwise) that are not fully reflected or reserved against in the Company Balance Sheet and that would be required under GAAP to be reflected or reserved, except liabilities or obligations incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice that are not in excess of $50,000 in the aggregate or $20,000 individually. The Company maintains standard systems of accounting that are adequate for its business. The Company is not a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person.

2.7  Absence of Certain Changes or Events

     Except for transactions specifically contemplated in this Agreement, since the date of the Company Balance Sheet, neither the Company nor any of its officers, managers or Members in their representative capacities on behalf of the Company have:

          (a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business;

          (b) forgiven or canceled any indebtedness or waived any claims or rights of material value (including, without limitation, any indebtedness owing by any Member, manager, employee or affiliate of the Company);

          (c) granted, other than in the ordinary course of business and consistent with past practice, any increase in the compensation of officers, managers, employees or consultants (including any such increase pursuant to any employment agreement or bonus, pension, profit-sharing, lease payment or other plan or commitment) or any increase in the compensation payable or to become payable to any manager, employee or consultant;

          (d) suffered any change having or reasonably likely to have a Company Material Adverse Effect;

          (e) borrowed or agreed to borrow any funds, incurred or become subject to, whether directly or by way of assumption or guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) in excess of $10,000 individually or in excess of $20,000 in the aggregate, except liabilities and obligations that (i) are incurred in the ordinary course of business and consistent with past practice or (ii) would not be required to be reflected or reserved against in a balance sheet prepared in accordance with GAAP, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

          (f) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Company Balance Sheet, or prepaid any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

          (g) knowingly permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Encumbrance, except in the ordinary course of business and consistent with past practice;

          (h) purchased or sold, transferred or otherwise disposed of any of its material properties or assets (real, personal or mixed, tangible or intangible);

          (i) made any single capital expenditure or commitment in excess of $10,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures in excess of $20,000 for additions to property, plant, equipment or intangible capital assets;

          (j) made any change in accounting methods or practices or internal control procedure;

          (k) issued any membership units or other securities, or declared, paid or set aside for payment any dividend or other distribution in respect of its membership units, or redeemed, purchased or otherwise acquired, directly or indirectly, any membership units or other securities of the Company, or otherwise permitted the withdrawal by any of the Members of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation in the ordinary course of business and consistent with past practice;

          (l) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to any of the Company's Members, officers, managers or employees or any affiliate of any of the Company's Members, officers, managers or employees, except compensation paid to officers, managers and employees at rates not exceeding the rates of compensation paid during the fiscal year last ended and except for advances for travel and other business-related expenses; or

          (m) agreed, whether in writing or otherwise, to take any action described in this Section 2.7.

2.8  Taxes

     The Company has filed all tax returns and reports as required by law.
These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due. There is no dispute or claim concerning any tax liability of the Company as to which any of the managers or officers (or employees responsible for tax matters) of the Company have knowledge based on contact or correspondence with any authority or agent of such authority. The Company is not a party to any tax allocation or sharing agreement. The Company does not have any liability for taxes of any Person as a transferee or successor by contract or otherwise. The Company is treated as a partnership for United States federal income tax purposes and for all other tax purposes to the extent that the classification of entities for such purposes follows rules comparable to those that apply for United States federal income tax purposes.

2.9  Property

     The Company owns its property and assets free and clear of all mortgages, liens, loans, pledges, deeds of trust, security interests, charges, encumbrances and other adverse claims or interests of any kind (each, an "Encumbrance"),
                                                             -----------
except such Encumbrances that arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is not in default under such leases and, to its knowledge, its leasehold interest is free of any liens, claims or encumbrances.

2.10 Contracts

     2.10.1  Material Contracts

     Schedule 2.10.1 to the Company Disclosure Memorandum lists a complete and accurate list of all contracts, agreements and understandings, oral or written, to which the Company is currently a party or by which the Company is currently bound providing for potential payments by or to the Company in excess of $10,000, including, without limitation, security agreements, license agreements, software development agreements, distribution agreements, joint venture agreements, reseller agreements, credit agreements and instruments relating to the borrowing of money (any such contract, a "Material Contract"). All
                                              -----------------
contracts listed on Schedule 2.10.1 are valid, binding and enforceable in accordance with their terms against the Company and, to the knowledge of the Company and each Founder, each other party thereto, and are in full force and effect, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor, to the knowledge of the Company or any Founder, any other party thereto is in default thereunder, nor to the knowledge of the Company or any Founder is there any event that with notice or lapse of time, or both, would constitute a default by the Company or, to the knowledge of the Company or any Founder, any other party thereunder. True and complete copies of each such written contract (or written summaries of the terms of any such oral contract) have been delivered to Onyx by the Company. The Company has no:

          (a) contracts with managers, officers, Members, employees, agents, consultants, advisors, salespeople, sales representatives, distributors or dealers that cannot be canceled by the Company with 30 days' notice without liability, penalty or premium, any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or any compensation agreement or arrangement affecting or relating to former employees of the Company;

          (b) employment agreement, whether express or implied, or any other agreement for services that contains severance or termination pay liabilities or obligations;

          (c) noncompetition agreement or other arrangement to which the Company is a party that would prevent the Company from carrying on its business anywhere in the world;

          (d) notice that any party to a contract listed on Schedule 2.10.1 intends to cancel, terminate or refuse to renew such contract (if such contract is renewable);

          (e) material dispute with any of its suppliers, customers, distributors, original equipment manufacturers, resellers, licensors or licensees;

          (f) product distribution agreement, development agreement or license agreement as licensor or licensee (except for standard nonexclusive software licenses granted to end-user customers in the ordinary course of business, the form of which has been provided to Onyx, or standard licenses purchased by the Company for off-the-shelf software);

          (g) joint venture contract or arrangement or any other agreement that involves a sharing of profits with other Persons;

          (h) instrument evidencing indebtedness for borrowed money by way of a direct loan, sale of debt securities, purchase money obligation, conditional sale or guarantee, or otherwise, except for trade indebtedness incurred in the ordinary course of business, and except as disclosed in the Company Financial Statements; or

          (i)  agreements or commitments to provide indemnification.

     2.10.2  Required Consents

     The execution and delivery of this Agreement and the performance of the obligations of the Company hereunder will not constitute a default under any Material Contract and do not require the consent of any other party to any Material Contract, except for those consents listed on Schedule 2.10.2 to the Company Disclosure Memorandum, all of which have been obtained prior to the date hereof.

2.11 Corporate Books and Records

     The Company has furnished to Onyx or its representatives for their examination true and complete copies of (a) the Certificate of Formation and Operating Agreement of the Company as currently in effect, including all amendments thereto, (b) the minute books of the Company, and (c) the unit transfer records of the Company. Such minutes reflect all meetings of the Members, officers, managers and any committees thereof since the Company's inception, and such minutes accurately reflect in all material respects the actions taken at such meetings. Such unit transfer records accurately reflect all issuances and transfers of membership units of the Company since its inception.

2.12 Claims and Legal Proceedings

     There are no claims, actions, suits, arbitrations, investigations or proceedings pending or involving or, to the knowledge of the Company or any Founder, threatened against the Company before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person. To the knowledge of the Company or any Founder, there is no valid basis for any claim, action, suit, arbitration, proceeding or investigation before or by any Person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company is a party. Schedule 2.12 to the Company Disclosure Memorandum sets forth a description of any material disputes involving the Company that have been settled or resolved by litigation or arbitration since the Company's inception.

2.13 Labor and Employment Matters

     There are no pending claims against the Company under any workers compensation plan or policy or for long-term disability. The Company has no material obligations under COBRA or any similar state law with respect to any former employees or qualifying beneficiaries thereunder. There are no material controversies pending or, to the knowledge of the Company or any Founder, threatened, between the Company and any of its employees or former employees. The Company is not a party to any collective bargaining agreement or other labor union contract nor does the Company or any Founder know of any activities or proceedings of any labor union to organize any such employees. Each employee, manager and consultant of the Company has executed a nondisclosure agreement in the form provided to Onyx. To the knowledge of the Company or any Founder, no employee (or Person performing similar functions) of the Company is in material violation of any such agreement or any employment agreement, noncompetition agreement, patent disclosure agreement, invention assignment agreement, proprietary information agreement or other contract or agreement relating to the relationship of such employee with the Company or any other party. All employees of the Company are employed on an "at will" basis, and are eligible to work and are lawfully employed in the United States.

2.14 Employee Benefit Plans

          (a) All "employee benefit plans" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"))
                                                                     -----
covering any employees of the Company (the "Benefit Plans") are set forth in
                                            -------------
Schedule 2.14 to the Company Disclosure Memorandum. True, correct and complete copies of each of the Benefit Plans have been provided to Onyx or its counsel.

          (b) Each Benefit Plan is in substantial compliance with applicable requirements prescribed by any and all state, federal or foreign laws, including, but not limited to, the Internal Revenue Code of 1986, as amended (the "Code"), and ERISA. The Company has in all material respects performed all
      ----
obligations required to be performed by it under ERISA, the Code and any other applicable state, federal or foreign law and under the terms of each Benefit Plan. The Company has received no written notice of the existence of any material default or violation by any other party of any of such laws, terms or requirements applicable to any of the Benefit Plans.

          (c)  All (i) insurance premiums required to be paid with respect to,
(ii) benefits, expenses and other amounts due and payable under, and (iii) contributions, transfers or payments required to be made to, any Benefit Plan prior to the Closing will have been paid, made or accrued on or before the Closing.

          (d) Other than routine claims for benefits, the Company has not received any written notice of any pending material claims or lawsuits that have been asserted or instituted against any of the Benefit Plans, the sponsor or administrator of any of the Benefit Plans, or any fiduciary of any of the Benefit Plans with respect to the operation of such Benefit Plan.

          (e) The execution and performance of this Agreement and the Operative Documents and the consummation of the transactions contemplated hereby and thereby will not (i) constitute a stated triggering event under any Benefit Plan that will result in any payment, (whether of severance pay or otherwise) becoming due from the Company to any present or former officer, employee, manager, Member or consultant, or former employee (or dependents of any thereof), or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, manager, Member or consultant of the Company.

2.15 Intellectual Property

     The Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and proprietary rights and processes necessary for its business without any conflict with, or infringement of, the rights of others. Each person who purported to transfer an interest in any such rights to the Company has executed transfer documentation to the Company that legally, fully and effectively transfers such interest to the Company. The Company has not received any written communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other Person. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's efforts to promote the interest of the Company or that would conflict with the Company's business. Neither the execution or delivery of this Agreement or the Operative Documents, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as proposed, will, to the knowledge of the Company or any Founder, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. The Company does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by the Company. Set forth on Schedule 2.15 of the Company Disclosure Memorandum is a list of all patents, copyrights, trademarks, internet domain names and licenses of the Company.

2.16 Licenses, Permits, Authorizations, Etc.

     The Company has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign, the failure to obtain of which would have a Company Material Adverse Effect. The Company has not received any notifications of any asserted present failure by it to have obtained any such governmental approval, authorization, consent, license, order, registration or permit, or any past and unremedied failure to obtain such items.

2.17 Compliance With Laws

     The Company is in compliance with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to it, to its employees or to its properties, including, without limitation, all such laws, rules, regulations, ordinances, decrees and orders relating to intellectual property protection, antitrust matters, consumer protection, currency exchange, environmental protection, equal employment opportunity, health and occupational safety, pension and employee benefit matters, securities and investor protection matters, labor and employment matters and trading-with-the-enemy matters, except where the failure of the Company to so comply would not have a Company Material Adverse Effect. The Company has not received any written notification of any asserted present or past unremedied failure by the Company to comply with any of such laws, rules, regulations, ordinances, decrees or orders.

2.18 Insurance

     The Company maintains the insurance policies listed on Schedule 2.18 to the Company Disclosure Memorandum. All insurance policies of the Company are in full force and effect, all premiums with respect thereto covering all periods up to and including the date this representation is made have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder. Neither the Company nor any Founder has any knowledge of any threatened termination of, or material premium increase with respect to, any of such policies, other than customary annual or semi-annual premium increases.

2.19 Brokers or Finders

     The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.20 Bank Accounts

     Schedule 2.20 to the Company Disclosure Memorandum sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

2.21 Insider Interests

     No Member or manager of the Company has any interest (other than as a Member of the Company) (a) in any real property, personal property, technology or intellectual property rights used in or directly pertaining to the business of the Company, including, without limitation, inventions, patents, trademarks or trade names, or (b) in any agreement, contract, arrangement or obligation relating to the Company, its present or prospective business or its operations. There are no agreements, understandings or proposed transactions between the Company and any of its Members, managers, officers, affiliates or any affiliate thereof. None of the Company or any of its Members, managers or officers have any interest, either directly or indirectly, in any entity, including, without limitation, any corporation, partnership, joint venture, proprietorship, firm, licensee, business or association (whether as an employee, officer, director, stockholder, agent, independent contractor, security holder, creditor, consultant or otherwise), other than ownership of capital stock comprising less than 1% of any publicly held company, that presently (i) provides any services, produces and/or sells any products or product lines, or engages in any activity that is the same, similar to or competitive with any activity or business in which the Company is now engaged; (ii) is a supplier, customer or creditor; or
(iii) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of the Company or any property, real or personal, tangible or intangible, that is necessary or desirable for the conduct of the Company's business.

2.22 Full Disclosure

     No information furnished by the Company or the Founders to Onyx or its representatives in connection with this Agreement (including, but not limited to, the Company Financial Statements and all information in the Company Disclosure Memorandum and the other Exhibits hereto) or the Operative Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

2.23 Domain Name Transfer

     BLDC Holdings, an entity wholly owned by Brad McCoy, has submitted all documentation required by Network Solutions, Inc. to transfer each of the following domain names into the name of the Company on the records of Network Solutions, Inc.: RevenueLab.com, RevenueLab.org, RevenueLabs.net, RevenueLabs.com, TheRevenueLab.com, IRevenueLab.com, ERevenueLab.com, Revenueacceleration.com; Revenueaccelerationplan.com; Compressionsession.com,
Sellingfordummies.com; Salesinnovators.com, Revenueaccelerationsolutions.com;
Reventos.com; Speedtorevenue.com; Accelerationteam.com, Aventos.org, Iventos.com and RevenueAccelerators.com. In the event that any further action is necessary or desirable to accomplish the transfer contemplated above, each of the Company and Mr. McCoy shall take all such required action.

2.24 Warrant Held by the Company

     That certain warrant, dated August 15, 2000, to Purchase 600,000 Class A Common Shares of the Class A Member (the "Odyssey Warrant") (a) is outstanding
                                          ---------------
on the books of the Class A Member as of the date hereof and (b) shall remain an asset of RevenueLab, and continue in full force and effect in accordance with its terms immediately after the Closing. The Company and the Class A Member shall take any further action necessary or desirable to transfer the Odyssey Warrant to Onyx as soon as practicable after the Closing.

          ARTICLE IIA - REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

     Except as is otherwise set forth with appropriate section references in the Members Disclosure Memorandum attached as Exhibit 2A (the "Members Disclosure
                                          ----------       ------------------
Memorandum"), each of which exceptions shall specifically identify or cross-
----------
reference the provision of this Article IIA to which such exception relates, and which shall constitute in its entirety a representation and warranty under this
Article IIA, and in order to induce Onyx to enter into and perform this Agreement and the Operative Documents, each Member represents and warrants to Onyx as of the date of this Agreement and, if different, as of the Closing Date as follows in this Article IIA.

2A.1 Good Title

     Such Member owns, beneficially and of record, the Company Units listed opposite such Member's name on Schedule 2.3(b) to the Company Disclosure Memorandum. Such Company

Units are owned free and clear of any Encumbrance, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities laws), preemptive right, option or other right to purchase and upon the consummation of the sale of such Company Units as contemplated hereby, Onyx will have good title to such Company Units, free and clear of any Encumbrance, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities laws), preemptive right, option or other right to purchase.

2A.2 Authority

     Such Member has all requisite power, authority and, if such Member is an individual, capacity, to enter into and perform his, her or its obligations under this Agreement and the Operative Documents to which he, she or it is a party, to consummate the transactions contemplated hereby and thereby, to perform his, her or its obligations hereunder and thereunder and to sell and transfer those Company Units listed opposite such Member's name on Schedule 2.3(b), without the consent or approval of any other Person.

2A.3 Enforceability

     Such Member has taken all action necessary for the authorization, execution, delivery and performance of this Agreement and each of the Operative Documents to which he, she or it is a party, the consummation of the transactions contemplated hereby and thereby, and the performance of all of such Member's obligations hereunder and thereunder. This Agreement has been duly executed and delivered by such Member, and this Agreement is a legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms.

2A.4 No Approvals or Notices Required; No Conflicts

     The execution, delivery and performance by such Member of this Agreement and each of the Operative Documents to which he, she or it is a party, the consummation of the transactions contemplated hereby and thereby and the performance by such Member of his, her or its obligations hereunder and thereunder, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any law or any judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to such Member, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person, except for compliance with applicable securities laws, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which such Member is a party or by which it is bound or to which any assets of such Member are subject, or (d) result in the creation of any Encumbrance upon the assets of such Member, or upon any Company Units or other securities of the Company held by such Member.

2A.5 Claims Against the Company

     Such Member does not have any past, present or contemplated claims against the Company.

2A.6 Sophistication; Accreditation

     Such Member has delivered, or will deliver at Closing, a complete executed Investor Questionnaire (the "Investor Questionnaire") in the form attached
                             ----------------------
hereto as Exhibit 2A.6.  Such Member's responses to the questions contained in
          ------------
the Investor Questionnaire are true and complete as of the date of this Agreement as if made on the date hereof. Such Member has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of the prospective investment in Onyx Common Stock, and able to fend for himself, herself or itself in the transactions contemplated by this Agreement and the Operative Documents to which such Member is a party. Such Member is in a financial position to hold the Onyx Common Stock for an indefinite period of time and is able to bear the economic risk and withstand a complete loss of his, her or its investment in the Onyx Common Stock.

2A.7 Information

     Such Member has been furnished with all of the information he, she or it deems necessary to evaluate the risks and merits of the Onyx Common Stock, including the SEC Documents (as defined in Section 3.5). Such Member has had the opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Onyx Common Stock hereunder and to obtain additional information from Onyx that he, she or it considers necessary to verify the accuracy of the information that he, she or it has received about the Onyx Common Stock or Onyx. The Member understands that any representations made by officers and employees of Onyx or the Company regarding the terms of this Agreement and the offering of Onyx Common Stock hereunder that are not contained in this Agreement or the SEC Documents or are in any way different from the information contained in this Agreement or the SEC Documents have not been authorized by Onyx, and the Member has not relied on any such representations as having been authorized by Onyx.

2A.8 No Registration

     Such Member is aware and understands that (a) the shares of Onyx Common Stock issued as part of the Purchase Price have not been and will not prior to issuance be registered under the Securities Act of 1933, as amended (the "Securities Act"); (b) he, she or it must continue to bear the economic risk of
---------------
the investment in such shares of Onyx Common Stock for an indefinite time; (c) such shares of Onyx Common Stock cannot be sold unless they are subsequently registered or an exemption from registration is available; and (d) other than pursuant to the Registration Rights Agreement (as defined in Section 4.1(e)) with respect to the shares of Onyx Common Stock to be issued to the Class A Member, Onyx has no obligation to register such shares of Onyx Common Stock with the SEC and has not represented that it will register such shares.

2A.9  Brokers or Agents

      Such Member has not employed any broker or agent in connection with the transactions contemplated by this Agreement and agrees to indemnify Onyx against all losses, damages or expenses relating to or arising out of claims for fees or commission of any broker or agent employed by such Member.

2A.10 Investment for Own Account

      The Onyx Common Stock is being acquired by such Member for investment for his, her or its own account, not as a nominee or agent, and not with a view to distribution of any part thereof; such Member has no present intention of selling, granting any participation in or otherwise distributing any of the Onyx Common Stock in a manner contrary to the Securities Act or to any applicable state securities or blue sky law, nor does such Member have any contract, undertaking agreement or arrangement with any person or entity to sell, transfer or grant a participation to such person or entity with respect of any of the Onyx Common Stock.

2A.11 Residency

      For purposes of the application of state securities laws, each Member is a resident of the state set forth below his, her or its name on Schedule 2A.11 of the Members Disclosure Memorandum.

2A.12 Legends

      Such Member understands that, prior to the effectiveness of a registration statement registering the shares of Onyx Common Stock issuable pursuant to
Section 1.3, certificates or other instruments representing such shares of Onyx Common Stock will bear legends substantially similar to the following, in addition to any other legends required by federal or state laws:

      The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or any applicable state law, and no interest therein may be sold, distributed, assigned, offered, pledged or otherwise transferred unless (a) there is an effective registration statement under the Act and applicable state securities laws covering any such transaction involving these securities or (b) the corporation receives an opinion of legal counsel for the holder of these securities (concurred in by legal counsel for the corporation) stating that such transaction is exempt from registration or the corporation otherwise satisfies itself that such transaction is exempt from registration.

      Such Member agrees that, in order to ensure and enforce compliance with the restrictions imposed by applicable law and those referred to in the foregoing legend, Onyx may, prior to the effectiveness of any registration statement, issue appropriate "stop transfer" instructions to its transfer agent, if any, with respect to any certificate representing shares of the Onyx Common Stock issued pursuant to Section 1.3 or, if Onyx transfers its own securities, that it may make appropriate notation to the same effect in Onyx's records.

2A.13 Tax Matters

      The Member agrees to timely pay all transfer, documentary, sales, use, stamp, registration or other taxes arising from or relating to the transactions contemplated by this Agreement, to the extent they relate specifically to the issuance to the Member of the Onyx Common Stock, and agrees to file, at his, her or its own expense, all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration or other taxes.

             ARTICLE III - REPRESENTATIONS AND WARRANTIES OF ONYX

      Except as is otherwise set forth with appropriate section references in the Onyx Disclosure Memorandum attached as Exhibit 3 (the "Onyx Disclosure
                                           ---------       ---------------
Memorandum"), each of which exceptions shall specifically identify or cross-
----------
reference the provision of this Article III to which such exception relates, and which shall constitute in its entirety a representation and warranty under this
Article III, and in order to induce the Company and the Members to enter into and perform this Agreement and the Operative Documents, Onyx represents and warrants to the Company and the Members as of the date of this Agreement and, if different, as of the Closing Date as follows in this Article III.

3.1   Organization

      Onyx is a corporation duly organized and validly existing under the laws of the state of Washington, and has paid all excise taxes required by the Washington Department of Revenue. Onyx has all requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its business as now conducted and as proposed to be conducted, to enter into and perform its obligations under this Agreement and the Operative Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Onyx is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of its properties occupied, owned or held under lease, or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or other) or prospects of Onyx and its subsidiaries taken as a whole (a "Onyx Material Adverse Effect").
                                  ----------------------------

3.2   Enforceability

      All corporate action on the part of Onyx and its officers and directors necessary for the authorization, execution, delivery and performance of this Agreement and each of the Operative Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby and the performance of all its obligations hereunder and thereunder has been taken. This Agreement and each of the Operative Documents to which Onyx is a party has been duly executed and delivered by Onyx, and this Agreement and each of the Operative Documents to which Onyx is a party is a legal, valid and binding obligation of Onyx, enforceable against Onyx in accordance with its terms.

3.3  Securities

     The Onyx Common Stock to be issued pursuant to this Agreement has been duly authorized for issuance, and such Onyx Common Stock, when issued and delivered to the Members pursuant to this Agreement, shall be validly issued, fully paid and nonassessable.

3.4  No Approvals or Notices Required; No Conflicts With Instruments

     The execution, delivery and performance by Onyx of this Agreement and each of the Operative Documents to which Onyx is a party, the consummation by Onyx of the transactions contemplated hereby and thereby and the performance by Onyx of its obligations hereunder and thereunder will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to Onyx; (b) require any consent, approval or authorization of any Person, except compliance with applicable securities laws; or (c) conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Bylaws of Onyx.

3.5  SEC Documents; SEC Reporting

     Onyx has made available to the Members true and complete copies of (a) its Annual Report on Form 10-K for the year ended December 31, 1999, (b) its Quarterly Reports for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, and (c) all of its Current Reports on Form 8-K filed with the Securities and Exchange Commission (the "SEC") after December 31, 1999
                                             ---
(collectively, the "SEC Documents").  As of their respective filing dates, each
                    -------------
of the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder.

3.6  Absence of Certain Changes

     Since the September 30, 2000 consolidated financial statements included in the SEC Documents, there has not been any change that, by itself or in conjunction with all other such changes, has had or could reasonably be expected to have a Onyx Material Adverse Effect, except as disclosed in the SEC Documents to the date of this Agreement; provided, however, that changes in the trading price of Onyx Common Stock shall not be considered a Onyx Material Adverse Effect.

3.7  Full Disclosure

     No information furnished by Onyx to the Company, the Founders, the Members or their representatives in connection with this Agreement or the Operative Documents (including the SEC Documents) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

                            ARTICLE IV - DELIVERIES

4.1  Deliveries of the Company and the Members

     Prior to the Closing, the Company and the Members shall deliver to Onyx:

          (a) an opinion letter of Ross & Hardies, counsel for the Company, dated the Closing Date, in form and substance reasonably satisfactory to Onyx.

          (b) an opinion letter of Brobeck, Phleger & Harrison LLP, counsel for the Class A Member, dated the Closing Date, in form and substance reasonably satisfactory to Onyx.

          (c) a certificate of a Manager of the Company, in form and substance reasonably satisfactory to Onyx, certifying as to the authenticity and effectiveness of the actions of the Board of Managers in connection with the transactions contemplated by this Agreement and the authenticity of the Certificate of Formation and Operating Agreement of the Company;

          (d) a certificate of the Secretary of State of the state of Delaware to the effect that the Company is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware as of the Closing Date;

          (e)  the Registration Rights Agreement in the form attached hereto as
Exhibit 4.1(e) (the "Registration Rights Agreement"), duly executed by the Class
--------------       -----------------------------
A Member;

          (f) a Foreign Investment in Real Property Tax Act Affidavit pursuant to Section 1445 of the Code, in the form attached hereto as Exhibit 4.1(f);
                                                            ---------------

          (g)  a Termination of Option Offer in the form attached hereto as
Exhibit 1.5(a), duly executed by each holder of an Option Offer;
--------------

          (h) evidence in form and substance reasonably satisfactory to Onyx that the Registration Rights Agreement dated August 16, 2000 between the Company and the Unitholders has been terminated;

          (i) an Onyx standard form of Employee Confidentiality and Invention Agreement in the form attached hereto as Exhibit 4.1(i), executed by each of the
                                         --------------
Company's employees who have been offered and accepted employment with Onyx;

          (j) written consents to the transactions contemplated by this Agreement or waivers, as applicable, reasonably satisfactory in all respects to Onyx, from each of the parties (other than the Company) to the agreements, leases, notes or other documents, if any, identified in the Schedules to the Company Disclosure Memorandum as requiring consent or waiver to consummate the transactions contemplated by this Agreement;

          (k)  a spreadsheet (the "Consideration Spreadsheet"), in a form
                                   -------------------------
reasonably acceptable to Onyx and certified by an officer of the Company, detailing (i) the number and class of Company Units held by each Member and (ii) the amount of Onyx Common Stock and cash to be received by each such Member at the Closing and thereafter pursuant to Section 1.3;

          (l)  a spreadsheet (the "Replacement Option Spreadsheet"), in a form
                                  -------------------------------
reasonably acceptable to Onyx and certified by an officer of the Company, detailing, (i) with respect to each Option Offer, the number of Class C Units subject to such Option Offer and the exercise price thereof and the number of Replacement Options to purchase shares of Onyx Common Stock to be received by the holder of such Option Offer;

          (m) evidence in form and substance reasonably satisfactory to Onyx that the acceleration of vesting of all Class B Units has been accomplished;

          (n) evidence in form and substance reasonably satisfactory to Onyx that all warrants to purchase Class A Units have been terminated;

          (o) the resignations, effective as of the Closing Date, of all managers and officers of the Company;

          (p) a completed Investor Questionnaire from each Member in the form attached hereto as Exhibit 2A.6.;
                   -------------

          (q) evidence in form and substance reasonably satisfactory to Onyx that Section 4.1, Section 8.1.1 and Section 8.1.2 of the Operating Agreement of the Company, dated July 15, 2000, have been terminated;

          (r) an employment agreement, in the form previously agreed upon by Onyx and the Company, duly executed by each of Kevin J. Corcoran, Kevin Hoffberg, LaVon Koerner, Robert Cronin, Brad McCoy and Debra S. Rizzo (collectively, the "Employment Agreements"); and
                    ---------------------

          (s) facsimile copies of the Certificates (as defined below), together with duly endorsed transfer instruments as are required for transfer of all of the Company Units to Onyx; provided, however, that Onyx's obligation to issue shares of Onyx Common Stock to the Unitholders at Closing pursuant to Section
1.3 shall not be triggered until all of the original Certificates have been delivered to Onyx. The term "Certificates" shall mean certificates representing
                              ------------
all of the Company Units.

4.2  Deliveries by Onyx

     Prior to the Closing, Onyx shall deliver to the Company and/or the Members:

          (a) an opinion letter of Orrick, Herrington & Sutcliffe LLP, counsel for Onyx, in form and substance reasonably satisfactory to the Members.

          (b) a certificate of the Secretary of Onyx, in form and substance reasonably satisfactory to the Company, as to the authenticity and effectiveness of the actions of Onyx's

Board of Directors and the authorization of the transactions contemplated by this Agreement and the Operative Documents;

          (c)  the Registration Rights Agreement, duly executed by Onyx;

          (d)  the Employment Agreements, duly executed by Onyx;

          (e) an executed instruction letter to Onyx's transfer agent instructing the transfer agent to issue stock certificates representing the shares of Onyx Common Stock deliverable at Closing to the Unitholders pursuant to Section 1.3 (such instruction letter to be delivered to Onyx's transfer agent upon receipt of all of the original Certificates and which, upon delivery, shall be irrevocable); and

          (f) the cash payable under Section 1.3(b)(i), by Onyx company check or wire transfer of immediately available funds.

                      ARTICLE V - POST-CLOSING COVENANTS

     The parties covenant and agree as set forth in this Article V.

5.1  Delivery of Certificates

     The Company and the Members shall cause the original Certificates and the transfer documentation related thereto to be delivered to Onyx within a reasonable time after Closing, but in any event no later than 5 business days after the date of Closing. Onyx shall deliver the instruction letter referenced in Section 4.1(e) upon receipt of all Certificates and all transfer documentation related thereto.

5.2  Further Action; Commercially Reasonable Efforts

     In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or any Operative Document, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all such action. Neither the Company nor the Members shall undertake any cause of action inconsistent with this agreement or that would make any representations, warranties or agreements made by the Company or the Members in this Agreement or the Operative Documents untrue or misleading. After the Closing, each party hereto, at the request of and without any further cost or expense to the other parties, will take any further actions reasonably necessary or desirable to carry out the purposes of this Agreement or any Operative Document and to effect the issuance of the shares of Onyx Common Stock to the Members pursuant to the terms and conditions hereof.

5.3  Tax Treatment

     The parties agree that for United States federal income tax purposes the purchase of Company Units by Onyx and the cancellation of all warrants to purchase Class A Units is treated by Onyx as the purchase of all of the assets of the Company, and by the Company and each

Member as the sale of interests in a partnership, and the parties shall treat the transaction accordingly.

5.4  Publicity

     No party hereto shall issue any press release or otherwise make any statements to any third party with respect to this Agreement or the transactions contemplated hereby other than the issuance by Onyx of a press release (and the filing by Onyx of a Current Report on Form 8-K) announcing this Agreement and the transactions contemplated hereby or as required by law. Any party who is required by law to make any such disclosure must provide notice in advance of the disclosure to all other parties. Such notice shall contain (a) the contents of the proposed disclosure; (b) the reasons that the party contemplating disclosure believes that disclosure is required by law; and (c) the proposed time and place of such disclosure.

5.5  Noncompetition Agreement

     During the Noncompetition Term (as defined below), no Founder shall work for or with, or provide services or information to, any of the following competitors of Onyx: Siebel Systems, Inc., Kana Communications, Inc., Nortel Networks, e.piphany, Inc., Broadvision, Inc., Oracle Corporation, Pivotal Software and PeopleSoft, Inc. The "Noncompetition Term" shall mean that period
                                    -------------------
commencing on the Closing Date and ending on the latter of (i) the 18-month anniversary of the Closing Date and (ii) the six-month anniversary of the termination of such Founder's employment with Onyx.

5.6  Lock-Up Agreement

     To induce Onyx to enter into this Agreement and the Registration Rights Agreement, the Class A Member hereby agrees:

          (a) that it shall not, without the prior written consent of Onyx, for the period commencing on the Closing Date and ending 60 days thereafter (the "Lock-Up Period") offer, pledge, sell, contract to sell, sell any option or
---------------
contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of shares of Onyx Common Stock (other than any shares of Onyx Common Stock purchased by such Class A Member in open market transactions after the date hereof), enter into any transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares of Onyx Common Stock, whether such transaction is to be settled by delivery of shares of Onyx Common Stock or such other securities, in cash or otherwise; and

          (b) that it shall not, without the prior written consent of Onyx, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of Onyx Common Stock having an aggregate value greater than $900,000 in any one-week period during or after the Lock-Up Period. The foregoing sentence shall not apply to transactions relating to shares of Onyx Common Stock acquired in open market transactions after completion of the transactions contemplated by this Agreement.

5.7  Assumption of Certain Obligations

     Onyx agrees and acknowledges that the Company's obligation to indemnify Brad McCoy, Kevin Hoffberg and Debra S. Rizzo for loss, liability and damage related to the Agent Contracts (as defined below), as created in that unanimous written consent of the Board of Managers of the Company dated November 21, 2000, shall survive the Closing until an Indemnity Termination Event (as defined below). "Agent Contracts" shall mean the Standard Office Lease by and between
         ---------------
N&J #1, L.P./Monument Development, Inc. G.P. and Brad McCoy dated July 18, 2000, the Apartment Lease Contract by and between Kevin Hoffberg and Post Properties, L.P. dated September 6, 2000, the License Agreement by and between Courthouse Executive Offices and the Company dated August 24, 2000, and the Citibank Platinum Select Advantage Business Card Account No. 5588-3200-0102-7714. With respect to each Agent Contract, Onyx shall use commercially reasonable efforts to either (a) formally transfer such Agent Contract, solely at the expense of Onyx or RevenueLab, into the name of the Company or of Onyx or (b) terminate such Agent Contract solely at the expense of Onyx or RevenueLab (each, an "Indemnity Termination Event") promptly after the Closing Date.
----------------------------

                   ARTICLE VI - SURVIVAL AND INDEMNIFICATION

6.1  Survival

     All representations and warranties contained in this Agreement or in the Transaction Documents or in any certificate delivered pursuant hereto or thereto shall survive until the first anniversary of the Closing Date (the "Survival
                                                                    --------
Period"), and shall not be deemed waived or otherwise affected by any
------
investigation made or any knowledge acquired with respect thereto; provided, however, that (a) the representations and warranties of the Company, the Members and the Founders contained in Section 2.3 (Capitalization) shall survive indefinitely; (ii) the representations and warranties of the Company, the Members and the Founders contained in Section 2.8 (Taxes) and Section 2.14 (Employee Benefit Plans) shall survive the Closing until the expiration of the applicable statute of limitations, plus 30 days, for the matter addressed in each such representation and warranty; and (c) any claim relating to fraud shall survive the Closing until the expiration of the applicable statute of limitations. The covenants and agreements contained in this Agreement shall survive and continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought pursuant to this Agreement shall survive past the time that it would otherwise terminate if a Claim Notice (as defined in Section 6.4) shall have been delivered to the Members.

6.2  Indemnification by the Members

     The Members severally and not jointly shall, on the Percentage Basis as defined below, indemnify and hold Onyx and its officers, directors and affiliates (the "Indemnified Parties")
                 -------------------
harmless from and against, and shall reimburse the Indemnified Parties for, any and all loss, obligation, deficiency, damage, claim, liability, cost and expense (including, without limitation, in the case of a claim by a third party, the amount of any settlement entered into pursuant hereto, and all reasonable legal fees and other expenses) ("Losses") arising out of (a) any inaccuracy or
                           ------
misrepresentation in, or breach of, any representation or warranty made by the Company or any Member in this Agreement or in any Operative Document or in any certificate delivered pursuant hereto or thereto; (b) any failure by the Company or the Members to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or in any Operative Document; (c) any claim by any third party arising out of the Company's operation of the Company's business or the ownership, use or distribution of the Company's assets on or before the Closing, other than claims arising from facts disclosed in the Company Disclosure Memorandum; provided, however, that the foregoing exclusion shall not apply to the facts disclosed in paragraph 1 of Schedule 2.12 of the Company Disclosure Memorandum; (d) all liability for taxes of the Company assessed during or attributable to any taxable period ending on or prior to the Closing, and the portion of any taxable period that includes, but does not end on, the Closing Date to the extent such taxes exceed the reserve for tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto); and (e) any liability for Taxes resulting from the transactions contemplated by this Agreement, including, without limitation, transfer, sales, use, excise, conveyance and similar taxes. The "Percentage Basis" applicable to the indemnification obligations set forth
     ----------------
in this Article VI shall mean that 60% of such obligation is allocated to the Class A Member, and the remaining 40% of such obligation is allocated to the Class B Members as a group, such 40% to be allocated pro rata among the Class B Members according to the portion of the total Class B Consideration that each Class B Member received under Section 1.3 hereof. LaVon Koerner and Debra S. Rizzo shall severally but not jointly indemnify and hold the Indemnified Parties harmless from and against, and shall reimburse the Indemnified Parties for, any Losses arising out of the litigation identified in paragraph 1 of Schedule 2.12 to the Company Disclosure Memorandum (the "Litigation").
                                           ----------

6.3  Threshold and Limitations

          (a) The Indemnified Parties shall not be entitled to receive any indemnification payment with respect to any claims for indemnification under this Article VI ("Claims") until the aggregate Losses for which such Indemnified
                  ------
Parties would otherwise be entitled to indemnification exceed $75,000 (the "Threshold"); provided, however, that once the aggregate Losses exceed the
----------
Threshold, such Indemnified Parties shall be entitled to indemnification for the aggregate amount of all Losses without regard to the Threshold.

          (b) The aggregate liability of the Members pursuant to this Article VI (except for Losses based on fraud or the representations and warranties in Article IIA or, in the case of LaVon Koerner and Debra S. Rizzo, any Losses arising out of the Litigation) shall be limited to $2.92 million, of which $1.75 million (60%) shall be allocated to the Class A Member and $1.17 million (40%) shall be allocated to the Class B Members (pro rata among the Class B Members according to the portion of the total Class B Consideration that each Class B Member received under Section 1.3).

          (c) An indemnifying party shall not be obligated to defend and hold harmless an Indemnified Party, or otherwise be liable to such party, with respect to any claims made by the Indemnified Party after the expiration of the Survival Period or other applicable time limitation described in Section 6.1, except that indemnity may be sought after the expiration of the Survival Period or other applicable time limitation if a Claim Notice (as defined below) shall have been delivered to the Members prior to the end of the Survival Period.

          (d) Notwithstanding the foregoing, Losses incurred by any Onyx Indemnified Party arising out of or with respect to any inaccuracy or misrepresentation in, or breach of, any representation or warranty contained in
Section 2.3 shall not be subject to the Threshold, but shall instead be indemnified by the Members from the first dollar incurred.

          (e) An Indemnified Party shall not be entitled to receive any indemnification payment and no indemnifying party shall be obligated to defend or hold harmless an Indemnified Party, or otherwise be liable to such Indemnified Party for any Loss incurred by such Indemnified Party, unless such Indemnified Party pursues its claim for such Loss against all Members from whom indemnification may be sought under Section 6.2 for their Percentage Allocation of the Loss; provided however, that nothing in this Section 6.3(e) shall require Onyx to pursue any claim for any Loss against any individual Member if, in Onyx's good faith estimate, the cost of pursuing such claim against such party would exceed the anticipated Loss or Losses that would be recoverable from such party.

6.4  Procedure for Indemnification

          (a)  The Indemnified Party shall give written notice (the "Claim
                                                                     -----
Notice") of any Claim to the indemnifying party as promptly as practicable, but
------
in any event: (i) if such Claim relates to the assertion against an Indemnified Party of any claim by a third party (a "Third-Party Claim"), within 30 days
                                        -----------------
after the assertion of such Third-Party Claim or (ii) if such Claim is not in respect of a Third-Party Claim, within 30 days after the discovery of facts upon which the Claim for indemnification is or could have been based pursuant to this
Article VI; provided, however, that the failure or delay to so notify the indemnifying party shall not relieve the indemnifying party of any obligation or liability that the indemnifying party may have to the Indemnified Party, except to the extent that the indemnifying party demonstrates that the indemnifying party's ability to defend or resolve such Claim is adversely affected thereby. Any such Claim Notice shall describe the facts and circumstances on which the asserted Claim for indemnification is based, the amount thereof if then ascertainable and, if not then ascertainable, the estimated maximum amount thereof, and the provisions of this Agreement on which the Claim is based.

          (b) (i) Subject to the rights of or duties to any insurer or other third party having potential liability therefor, the indemnifying party shall have the right, upon written notice given to the Indemnified Party within 30 days after receipt of the notice from the Indemnified Party of any Third-Party Claim, to assume the defense or handling of such Third-Party Claim, at the indemnifying party's sole expense, in which case the provisions of Section 6.4(b)(ii) shall govern.

               (ii) The indemnifying party shall select counsel reasonably acceptable to the Indemnified Party in connection with conducting the defense or handling of such Third-Party Claim, and the indemnifying party shall defend or handle the same in consultation with the Indemnified Party and shall keep the Indemnified Party timely apprised of the status of such Third-Party Claim. The indemnifying party shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Third-Party Claim, unless (A) the settlement provides an unconditional release and discharge of the Indemnified Party and the Indemnified Party is reasonably satisfied with such discharge and release and (B) the Indemnified Party shall not have reasonably objected to any such settlement on the ground that the circumstances surrounding the settlement could result in an adverse impact on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects of the Indemnified Party. The Indemnified Party shall cooperate with the indemnifying party and shall be entitled to participate in the defense or handling of such Third-Party Claim with its own counsel and at its own expense.

          (c) (i) If the indemnifying party does not give written notice to the Indemnified Party within 30 days after receipt of the notice from the Indemnified Party of any Third-Party Claim of the indemnifying party's election to assume the defense or handling of such Third-Party Claim, the provisions of
Section 6.4(c)(ii) shall govern.

               (ii) The Indemnified Party may, at the indemnifying party's expense (which shall be paid from time to time by the indemnifying party as such expenses are incurred by the Indemnified Party), select counsel in connection with conducting the defense or handling of such Third-Party Claim and defend or handle such Third-Party Claim in such manner as it may deem appropriate; provided, however, that the Indemnified Party shall keep the indemnifying party timely apprised of the status of such Third-Party Claim and shall not settle such Third-Party Claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. If the Indemnified Party defends or handles such Third-Party Claim, the indemnifying party shall cooperate with the Indemnified Party and shall be entitled to participate in the defense or handling of such Third-Party Claim with its own counsel and at its own expense.

          (d) Upon final determination of liability in respect of a Claim, the indemnifying party or parties shall pay to the Indemnified Party, in accordance with the Percentage Basis and within 10 days after such determination, the amount of such Claim as finally determined. Upon the payment in full of any Claim the entity making payment shall be subrogated to the rights of the Indemnified Party against any person, firm or corporation with respect to the subject matter of such Claim.

                             ARTICLE VII - GENERAL

7.1  Expenses

     Regardless of whether the transactions contemplated by this Agreement are consummated, each party will pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement (including legal fees and accounting expenses);

provided, however, that the fees incurred by the Company in connection with this Agreement and the Operative Documents in excess of $75,000 shall reduce the Closing Cash by any amount in excess of $75,000; and provided further, should any action be brought hereunder, the attorneys' fees and expenses of the prevailing party shall be paid by the other party to such action.

7.2  Notices

     Any notice, request or demand desired or required to be given hereunder shall be in writing given by personal delivery, confirmed facsimile transmission or overnight courier service, in each case addressed as set forth below or to such other address as any party shall have previously designated by such a notice. The effective date of any notice, request or demand shall be the date of personal delivery, the date on which successful facsimile transmission is confirmed or the date actually delivered by a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.

     TO ONYX:

          Onyx Software Corporation
          3180 139th Ave. S.E., Suite 500
          Bellevue, Washington  98005
          Fax: (425) 732-2413
          Attention: General Counsel

     with a copy to:

          Orrick, Herrington & Sutcliffe LLP
          701 Fifth Avenue, Suite 6500
          Seattle, Washington 98104
          Fax: (206) 839-4301
          Attention: Stephen M. Graham
                     Alan C. Smith

     TO EACH MEMBER:

     At the address provided on the signature page to this Agreement, or at the last address provided by such Member pursuant to this Section 7.2.

     TO THE COMPANY:

          RevenueLab, LLC
          16 Ocean View Drive
          Stamford, Connecticut 06902
          Fax: (203) 327-9097
          Attention: Chief Executive Officer
     with a copy to:

          Ross & Hardies
          150 North Michigan Ave., Suite 2500
          Chicago, Illinois 60601
          Fax: (312) 750-8600
          Attention: Michael C. Cook, Esq.

7.3  Severability

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

7.4  Entire Agreement

     This Agreement and the Operative Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

7.5  Specific Performance

     Each of the parties hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including, without limitation, Article VI and Section 5.3) in any competent court having jurisdiction over the parties, in addition to any other remedy to which they may be entitled at law or in equity; provided, however, that this Section 7.5 shall not apply until after the Closing.

7.6  Assignment

     This Agreement shall not be assigned by operation of law or otherwise. Notwithstanding the foregoing, Onyx's rights and obligations under this Agreement may be assigned to and assumed by any other corporation wholly owned (directly or through intermediate wholly owned subsidiaries) by Onyx, provided that no such assignment shall be made that would affect the economic or legal substance of the transactions contemplated hereby, and provided, further, that if any proposed assignment would affect the form of consideration payable to any Member, such assignment shall not be made without the written consent of the affected Member.

7.7  Parties in Interest

     This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.8  Governing Law; Venue

     This Agreement shall be governed by, and construed in accordance with, the laws of the state of Washington applicable to contracts executed in and to be performed in that state. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in King County, Washington in connection with any action related to this Agreement.

7.9  Headings

     The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

7.10 Counterparts

     This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7.11 Waiver of Jury Trial

     Each of Onyx, the Company and each Member hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the transactions contemplated hereby or the actions of such parties in the negotiation, administration, performance and enforcement hereof.

     IN WITNESS WHEREOF, the parties hereto have entered into and signed this Unit Purchase Agreement as of the date and year first above written.

                                 ONYX SOFTWARE CORPORATION

                                 By /s/ Brent Frei
                                    ---------------------------------------
                                 Name Brent Frei
                                      -------------------------------------
                                 Its Chief Executive Officer
                                     --------------------------------------

                                 REVENUELAB, LLC

                                 By /s/ Debby Rizzo
                                    ---------------------------------------
                                 Name Debby Rizzo
                                      -------------------------------------
                                 Its COO
                                     --------------------------------------

                                 MEMBERS


                                 /s/ Kevin Corcoran
                                 ------------------------------------------
                                 Kevin J. Corcoran
                                 address: 16 Ocean View Dr
                                          ---------------------------------
                                          Stamford, CT 06902
                                          ---------------------------------
                                 Fax: (203) 372-9098
                                      -------------------------------------


                                 /s/ Brad McCoy
                                 ------------------------------------------
                                 Brad McCoy
                                 address: 1109 Monument St.
                                          ---------------------------------
                                          Pacific Palisades, CA 90272
                                          ---------------------------------
                                 Fax: 435-309-7695
                                      -------------------------------------

                                 /s/ Debra S. Rizzo
                                 ------------------------------------------
                                 Debra S. Rizzo
                                 address: 84 Montclair Rd
                                          ---------------------------------
                                          Vernon Hills, IL 60061
                                          ---------------------------------
                                 Fax: 360-234-9593
                                      -------------------------------------

                                 /s/ Kevin Hoffberg
                                 -----------------------------------------
                                 Kevin Hoffberg
                                 address: 41 Olympic Oaks
                                          --------------------------------
                                          Lafayette, CA 94549
                                          --------------------------------
                                 Fax: 240-376-4342
                                      ------------------------------------

                                 /s/ Robert Cronin
                                 -----------------------------------------
                                 Robert Cronin
                                 address: 23 Bristol Rd
                                          --------------------------------
                                          Wellesley, MA 02481
                                          --------------------------------
                                 Fax:
                                      ------------------------------------

                                 /s/ LaVon Koerner
                                 -----------------------------------------
                                 LaVon Koerner
                                 address: PO Box 218
                                          --------------------------------
                                          Wayne, IL 60184
                                          --------------------------------
                                 Fax: 630-584-5741
                                      ------------------------------------


                                 ODYSSEY STRATEGIC PARTNERS, LLC


                                 By  /s/ Walter Schindler
                                     -------------------------------------

                                 Its Chairman and Chief Executive Officer
                                     -------------------------------------
                                 address: 610 Newport Center Drive
                                          --------------------------------
                                          Suite 1350
                                          --------------------------------
                                          Newport Beach, CA 92660
                                          --------------------------------
                                 Fax: 949-509-7200
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